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                                                                    Exhibit 12.1
BIG V SUPERMARKETS, INC.

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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
----------------------------------------------------------------------------------------------------------------------------


                                       52                 52                 53                 52                 52
                                     Weeks              Weeks              Weeks              Weeks              Weeks
                                     Ended              Ended              Ended              Ended              Ended
                                     December 28,      December 30,       December 31,       December 25,     December 25,
                                      1996               1995               1994               1993               1992
                                                                 (Dollars in Thousands)
(Loss) income  from
   continuing operations
  before income taxes               $  (6,467)         $  (7,188)          $  (8,931)        $  (11,216)       $    2,406

Add:
  Interest on indebtedness,
    including amortization
    of deferred debt costs             24,636             27,588              25,176             20,409            20,003
  Portion of rents
    representative of the
    interest factor                     2,226              2,374               1,779              1,301             1,009
                                    ---------          ---------           ---------         ----------        ----------
Income, as adjusted                 $  20,395          $  22,774           $  18,024         $   10,494        $   23,418
                                    =========          =========           =========         ==========        ==========
Fixed charges:
  Interest on indebtedness,
    including amortization
    of deferred debt costs          $  24,636          $  27,588           $  25,176         $   20,409        $   20,003
  Portion of rents
    representative of the
    interest factor                     2,226              2,374               1,779              1,301             1,009
                                    ---------          ---------           ---------         ----------        ----------


Fixed charges                       $  26,862          $  29,962           $  26,955         $   21,710        $   21,012
                                    =========          =========           =========         ==========        ==========


Ratio of earnings to                     -                  -                   -                  -               1.1x
  fixed charges                     ---------          ---------           ---------         ----------        ----------


Deficiency in earnings
  available to cover
  fixed charges                     $   6,467          $   7,188           $   8,931         $   11,216        $    -
                                    =========          =========           =========         ==========        ==========
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